Exhibit 99.1

Myseum.AI Highlights Continuing Progress on AI Development Roadmap, Technology Advancements and Growth Initiatives in Letter to Shareholders

CEO Darin Myman highlights latest developments for privacy-first, localized agentic AI platform supporting social media platforms

Myseum.AI’s core mission is to become the trusted infrastructure layer for privacy-centric media intelligence

NEW BRUNSWICK, N.J., May 18, 2026 (GLOBE NEWSWIRE) – Myseum.AI, Inc. (Nasdaq: MYSE) (“Myseum.AI” or the “Company”), a privacy-first AI and social media technology company, today issued a shareholder letter by CEO Darin Myman detailing corporate progress, AI development, and the strategic roadmap for the “Picture Party by Myseum.AI” next-gen social sharing platform launched in January 2026.

Dear fellow shareholders,

With our recent corporate name change to Myseum.AI, I want to take a moment to reflect on our Company’s strategic technology initiative in agentic AI, share key business developments, and reveal our plans for positioning our DatChat and “Picture Party by Myseum” social media platforms to capitalize on the widespread need for content privacy and social media that solves challenges not addressed by current market offerings.

Privacy-First, Localized Agentic AI Platform

Users are currently demanding more AI powered experiences, while at the same time they increasingly distrust centralized data collection. Myseum.AI is developing a privacy-first, localized agentic AI platform that enables social media and digital media platforms to deliver intelligent photo, video, and messaging experiences without compromising user privacy. The platform allows AI models to operate locally on-device or within secure edge environments, training directly on user-owned content—including photos, videos, messages, voice notes, and media metadata—to power advanced personalization features while maintaining user control and data sovereignty.

Myseum.AI’s core mission is to become the trusted infrastructure layer for privacy-centric media intelligence.

Unlike traditional cloud AI systems that centralize sensitive user data, Myseum.AI is developing localized inference and federated learning architectures to minimize data exposure. At the same time, those architectures enable continuous enhancements to AI experiences that help users manage content and create media libraries without sacrificing privacy and control. New features for our social media platforms may include agentic media assistants that autonomously organize and curate user content for smart albums and memory creation, automate photo and video tagging, and more.

Accelerating Development with AI

Integrating Claude AI with our in-house development team has significantly accelerated our platform development. Picture Party by Myseum.AI has moved from core capability development to user experience enhancements through new features such as moderation tools, organizational tools and new experiential offerings. Additionally, we have successfully launched our affiliate program and are making significant progress in the wedding space.

Marketing

Myseum.AI recently announced the appointment of Ian Goldberg to head marketing, partnerships and monetization. Ian Goldberg is the former founder and CEO of iSport360, a youth sports technology and media company, which was acquired by Signature Athletics in 2025. In his role, Goldberg launched, scaled and monetized the youth sports content platform, reaching an audience of 3.5 million parents and coaches. An early innovator in digital marketing, Ian’s playbook uses content and storytelling to quickly and cost-effectively scale tech-enabled brands.

Patent Portfolio

Myseum’s IP portfolio now includes 20 issued patents, and several filed domestic and international patent applications. Our strong and growing intellectual property is powering our ongoing technology development and platform expansion.

Right Place, Right Time

We are currently in a time where mistrust of social media platforms and privacy concerns are growing exponentially. There is a rising dissatisfaction with how users are bombarded with advertisements and nearly blatant disregard for our privacy and how our information is used. Our team believes we are in the right place at the right time with a platform and technologies that are needed now more than ever. Most importantly, we have positioned Picture Party as much more than a privacy platform — it makes it easier, more secure and more useful to use social media on based on users’ terms. Our focus on privacy-first AI and social media puts Myseum.AI on what we see as a clear path to success for both our Company as a pioneer in privacy and social media technology, and our fellow shareholders as valued partners in our future accomplishments.

Sincerely,

Darin Myman

Chief Executive Officer

Myseum.AI

About Myseum.AI, Inc.

Myseum.AI (formerly DatChat Inc.) is a privacy-focused AI and social media technology company developing innovative platforms for secure digital sharing and storage. Its flagship platform, Picture Party, is a next-generation patented instant social networking experience designed to make it easier, more fun and private to share. The platform enables users to create curated albums, build encrypted galleries with controlled access, personalize their content feeds, and organize collections within a broader digital ecosystem. Picture Party by Myseum is currently available at the iOS App Store and Google Play, with a desktop version expected later this year. For more information, visit myseum.com.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth strategy and liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. Except as may be required by applicable law, The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

ir@datchats.com

800-658-8081

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